Exhibit 99.1
FOR IMMEDIATE RELEASE
Peerless Mfg. Co. Reports Second Quarter Fiscal Year 2006 Results
Dallas, Texas February 10, 2006 — Peerless Mfg. Co. (the “Company”), (Nasdaq: PMFG), today reported its operating results for the second quarter of fiscal year 2006 ended December 31, 2005.
For the quarter, the Company reported revenues of approximately $11.5 million, an increase of approximately $690,000, compared to revenues of approximately $10.8 million for the three months ended December 31, 2004. The Company recorded a net loss of approximately ($825,000) or ($0.27) per share for the quarter, compared to a net loss of approximately ($497,000) or ($0.16) per share for the three months ended December 31, 2004. The Company recorded in the second quarter of fiscal 2006, a one time charge of approximately $752,000 (before tax impact) associated with fees incurred in connection with a special project and the separation of a former Chief Operating Officer. Net loss for the second quarter ended December 31, 2005, excluding this one time charge, would be approximately ($329,000), or ($0.11) per share.
For the six months ended December 31, 2005, the Company reported revenues of approximately $23.2 million, an increase of $1.1 million, compared to revenues of approximately $22.1 million for the six months ended December 31, 2004. The Company recorded a net loss of approximately ($1.5 million), or ($0.50) per share for the six months ended December 31, 2005, compared to a net loss of approximately ($626,000) or ($0.21) per share for the six months ended December 31, 2004. Net loss for the six months ended December 31, 2005, excluding the one time charge of $752,000 (before tax impact), would be approximately ($1.0 million), or ($0.33) per share.
At December 31, 2005, the Company reported net assets of approximately $23.2 million, working capital of approximately $19.3 million and a current ratio of approximately 2.1.
Mr. Sherrill Stone, Chairman and Chief Executive Officer of the Company, stated, “Peerless’ second quarter revenues and net results were negatively impacted by scheduling delays in the manufacturing production of our sales orders, particularly in our Separation Filtration Systems segment. These scheduling delays are primarily attributable to finalizing customer product specifications and change orders. As a result, much of the manufacturing production progress we had expected to achieve in the second quarter has been shifted into the third and fourth quarters of this fiscal year and we are working diligently to manage this process.” Commenting on the Company’s backlog and financial condition, Mr. Stone said, “Our markets, both domestically and internationally, continue to strengthen and I am pleased to report the solid backlog of approximately $47 million at December 31, 2005, with a majority of the backlog scheduled to ship this fiscal year. The Company’s financial position, liquidity and capital resources at December 31, 2005 are sufficient to meet the Company’s needs.”

About Peerless Mfg. Co.
Peerless Mfg. Co. is engaged in the business of designing, engineering, manufacturing and selling highly specialized products used for the abatement of air pollution and products for the separation and filtration of contaminants from gases and liquids. The Company headquartered in Dallas, Texas, markets its products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Company include, but are not limited to: the growth rate of the Company’s revenue and market share, the consummation of new, and the non-termination of, existing contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to revise any forward-looking statements or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Sherrill Stone, Chairman and Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
Peerless Mfg. Co.
2819 Walnut Hill Lane
Dallas, Texas 75229
Phone: (214) 353-5590
Fax: (214) 351-4172

Peerless Mfg. Co.
Condensed Financial Information
(In thousands, except per share amounts)

	Three months ended		Six months ended
Operating Results	December 31,		December 31,
	2005	2004	2005	2004

Continuing Operations
Revenues	$11,534	$10,844	$23,176	$22,062
Cost of goods sold	8,388	7,905	17,677	15,908

Gross profit	3,146	2,939	5,499	6,154
Operating expenses	4,472	3,645	7,978	7,126

Operating loss	(1,326)	(706)	(2,479)	(972)
Other income	126	3	239	104
Income tax benefit	408	239	759	295

Net loss from continuing operations	(792)	(464)	(1,481)	(573)

Loss from discontinued operations, net of tax	(33)	(33)	(33)	(53)

Net loss	$(825)	$(497)	$(1,514)	$(626)

Loss per Share
Basic — continuing operations	$(0.26)	$(0.15)	$(0.49)	$(0.19)
Basic — discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)

	$(0.27)	$(0.16)	$(0.50)	$(0.21)

Diluted — continuing operations	$(0.26)	$(0.15)	$(0.49)	$(0.19)
Diluted — discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)

	$(0.27)	$(0.16)	$(0.50)	$(0.21)

Weighted Average Shares Outstanding
Basic	3,045	3,030	3,041	3,022
Diluted	3,045	3,030	3,041	3,022

	December 30,	June 30,
Condensed Balance Sheet Information	2005	2005

Current assets
Continuing operations	$37,602	$35,696
Discontinued operations	—	—

Total current assets	$37,602	$35,696

Total Assets
Continuing operations	$41,584	$39,795
Discontinued operations	9	9

Total assets	$41,593	$39,804

Current Liabilities
Continuing operations	$18,207	$15,318
Discontinued operations	101	106

Total current liabilities	$18,308	$15,424

Shareholders’ equity	$23,195	$24,290